EXHIBIT 3.1

DUOS TECHNOLOGIES GROUP, INC.

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

ARTICLE FIFTH. Authorized Shares. is hereby amended to include: Upon effectiveness (the "Effective Time"), pursuant to the Florida Business Corporation Act, of this Articles of Amendment to the Articles of Incorporation of the Corporation, each thirty-five (35) shares of common stock issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be rounded up to the next whole share of common stock.

[-Signature Page to Articles of Amendment to Articles of Incorporation Follows-]

THE UNDERSIGNED, being the Chief Executive Officer of the Corporation does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and accordingly have hereunto set my hand this 25th day of April 2017.

DUOS TECHONOLOGIES GROUP, INC.

By:
Name:	Gianni B. Arcaini
Date:	Chief Executive Officer

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